Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO REPORTS FIRST QUARTER 2004 RESULTS

Dallas, Texas, April 20, 2004 ... ENSCO International Incorporated (NYSE: ESV) reported net income of $21.0 million ($0.14 per diluted share) on revenues of $186.5 million for the three months ended March 31, 2004, compared to net income of $22.9 million ($0.15 per diluted share) on revenues of $192.9 million for the three months ended March 31, 2003. Excluding results of discontinued operations, ENSCO's income from continuing operations was $21.3 million ($0.14 per diluted share) in the first quarter of 2004, compared to $26.7 million ($0.18 per diluted share) for the three months ended March 31, 2003. Discontinued operations include the Company's marine transportation vessels sold in April 2003 and three rigs to be exchanged in connection with construction of ENSCO 107, a new high-specification jackup rig, announced in February 2004.

The average day rate for ENSCO's operating jackup rig fleet was $50,200 for the first quarter of 2004, compared to $48,500 in the year earlier period. Utilization for the Company's jackup fleet decreased slightly to 85% in the most recent quarter, from 87% in the first quarter of 2003. Excluding rigs in a shipyard for contract preparation, regulatory inspection and enhancements, ENSCO's jackup utilization was 91% in the most recent quarter, compared to 95% in the year earlier period.

Carl Thorne, Chairman and Chief Executive Officer of ENSCO, commented on the Company's outlook and markets: "Activity levels in the Middle East and Pacific Rim are improving, while the North Sea, West Africa and the Gulf of Mexico remain sluggish. We continue to expect global activity to be stronger in the second half of 2004 than in the first half of the year.

"Given anticipated first half softness in some areas, we have elected to accelerate various undertakings. In May, we will relocate two 250' jackups from the Gulf of Mexico to the Middle East, where they will undergo enhancement until late third and early fourth quarter of 2004. ENSCO 67 will mobilize from the Gulf of Mexico to a shipyard in Singapore for major upgrade, including conversion from slot to cantilever configuration, with expected completion in late first quarter 2005. These actions will allow us to take advantage of strong international term-work opportunities, as well as to address enhancement cost efficiencies and fleet geographic balance. With the relocation of three jackups, and the exchange of ENSCO 55 in connection with the construction of ENSCO 107, domestic supply will be reduced, and international availability increased, by four ENSCO rigs.

"In addition to the three rigs mentioned above, ENSCO 68 and ENSCO 88 are currently in a U.S. shipyard with redelivery expected in November and August of 2004, respectively. Given accelerations and previously planned upgrade activity, we now expect to incur approximately 40 rig-months of downtime in connection with our overall jackup rig enhancement program during the remainder of this year. We have also elected to accelerate regulatory inspection and maintenance on ENSCO 7500, our deepwater semisubmersible rig, which will result in shipyard time through May 2004.

"Looking ahead, we expect second quarter 2004 results to be impacted by the factors mentioned above. While the actions we are taking will have short-term negative impact on earnings, we believe that these decisions will enhance intermediate and long-term positioning as the fundamentals of our industry continue to improve."

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to any trends in day rates or utilization, future rig utilization and contract commitments, the period of time and number of our rigs that will be in a shipyard, market trends or conditions, market outlook, and our second quarter 2004 earnings expectation. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks and insurance, (v) risks associated with operating in foreign jurisdictions, (vi) renegotiation, nullification, or breach of contracts with customers or other parties, (vii) environmental or other liabilities which may arise in the future which are not covered by insurance or indemnity, (viii) the impact of current and future laws and government regulation, as well as repeal or modification of same, affecting the oil and gas industry in general and the Company's operations in particular, (ix) changes in the dates the Company's rigs undergoing shipyard work or enhancement will enter a shipyard or return to service, (x) political and economic uncertainty, (xi) completion of a definitive contract and receipt of required regulatory approvals for the ENSCO 107 transaction, and (xii) other risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained at no charge by contacting the Company's investor relations department at 214-397-3045 or by referring to the investor relations section of the Company's website at http://www.enscous.com.

All information in this press release is as of April 20, 2004. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact: Richard LeBlanc 214-397-3011

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ENSCO will conduct a conference call at 10:00 a.m. Central Daylight Time on Tuesday, April 20, 2004, to discuss its first quarter results. The call will be broadcast live over the Internet at www.enscous.com. Parties may also listen to the call by dialing 913.981.5558. We recommend that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available on ENSCO's web site www.enscous.com, or by phone for 24 hours after the call by dialing 719.457.0820 (access number 391546).

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share data)

	Three Months Ended
	March 31,
	2004		2003

OPERATING REVENUES	$186.5		$192.9

OPERATING EXPENSES
Contract drilling	107.4		109.5
Depreciation and amortization	35.6		31.8
General and administrative	5.7		5.9

	148.7		147.2

OPERATING INCOME	37.8		45.7

OTHER INCOME (EXPENSE)
Interest income	0.8		0.7
Interest expense, net	(10.0)		(9.2)
Other, net	0.5		0.2

	(8.7)		(8.3)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	29.1		37.4

PROVISION FOR INCOME TAXES	7.8		10.7

INCOME FROM CONTINUING OPERATIONS	21.3		26.7

DISCONTINUED OPERATIONS	(0.3)		(3.8)

NET INCOME	$ 21.0		$ 22.9

EARNINGS (LOSS) PER SHARE - BASIC
Continuing operations	$ 0.1	4	$ 0.1	8
Discontinued operations	(0.0	0)	(0.0	3)

	$ 0.1	4	$ 0.1	5

EARNINGS (LOSS) PER SHARE - DILUTED
Continuing operations	$ 0.1	4	$ 0.1	8
Discontinued operations	(0.0	0)	(0.0	3)

	$ 0.1	4	$ 0.1	5

AVERAGE COMMON SHARES OUTSTANDING
Basic	150.6		149.2
Diluted	150.8		149.9

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEET (In millions)

	March 31,	December 31,
	2004	2003

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 297.3	$ 354.0
Accounts receivable, net	151.0	149.4
Prepaid expenses and other	36.4	39.9

Total current assets	484.7	543.3

PROPERTY AND EQUIPMENT, NET	2,306.2	2,217.2

GOODWILL	342.7	342.7

ASSETS OF DISCONTINUED OPERATIONS	40.6	--

OTHER ASSETS	37.2	79.8

	$3,211.4	$3,183.0

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 167.3	$ 164.4
Current maturities of long-term debt	23.0	23.0

Total current liabilities	190.3	187.4

LONG-TERM DEBT	547.1	549.9

DEFERRED INCOME TAXES	337.0	345.9

LIABILITIES OF DISCONTINUED OPERATIONS	14.1	--

OTHER LIABILITIES	17.7	18.7

STOCKHOLDERS' EQUITY	2,105.2	2,081.1

	$3,211.4	$3,183.0

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (In millions)

	Three Months Ended March 31,
	2004	2003

OPERATING ACTIVITIES
Net income	$ 21.0	$ 22.9
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	35.6	31.8
Changes in working capital and other	13.6	16.0

Net cash provided by operating activities of continuing operations	70.2	70.7

INVESTING ACTIVITIES
Additions to property and equipment	(125.6)	(53.3)
Other	0.3	1.9

Net cash used in investing activities of continuing operations	(125.3)	(51.4)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(2.9)	(2.9)
Cash dividends paid	(3.7)	(3.7)
Other	4.8	2.0

Net cash used in financing activities of continuing operations	(1.8)	(4.6)

EFFECT OF EXCHANGE RATE FLUCTUATIONS ON CASH AND CASH EQUIVALENTS	(0.5)	(0.2)

NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS	0.7	(2.7)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(56.7)	11.8

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	354.0	147.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$297.3	$158.9

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS

			Fourth
	First Quarter		Quarter
	2004	2003	2003

*Contract drilling
Average day rates
Jackup rigs
North America	$ 38,964	$ 27,960	$ 38,114
Europe/Africa	56,506	71,724	56,107
Asia Pacific	63,931	63,154	63,812
South America/Caribbean	89,637	80,087	89,228

Total jackup rigs	50,166	48,474	49,368
Semisubmersible rig - N. America	184,815	188,336	187,197
Barge rigs
Asia Pacific	41,788	41,321	41,788
South America/Caribbean	41,900	36,401	38,396

Total barge rigs	41,845	38,731	39,601
Platform rigs - North America	28,486	26,129	25,957

Total	$ 51,481	$ 50,285	$ 51,039

Utilization
Jackup rigs
North America	87%	83%	88%
Europe/Africa	91%	91%	94%
Asia Pacific	76%	89%	68%
South America/Caribbean	98%	100%	100%

Total jackup rigs	85%	87%	83%
Semisubmersible rig - N. America	66%	97%	92%
Barge rigs
Asia Pacific	100%	99%	100%
South America/Caribbean	17%	17%	30%

Total barge rigs	29%	28%	40%
Platform rigs - North America	33%	84%	53%

Total	74%	79%	76%

*Excludes operating statistics for rigs whose results are reported in Discontinued Operations